Exhibit e(3)
EXHIBIT A
     THIS EXHIBIT A, amended and restated as of October 24, 2006, is Exhibit A to that certain Underwriting Agreement dated as of August 1, 2005, between PFPC Distributors, Inc. and CRM Mutual Fund Trust.
SERIES
Small Cap Value
(Investor Class and Institutional Class share classes)
Mid Cap Value
(Investor Class and Institutional Class share classes)
Small/Mid Cap Value
(Investor Class, Institutional Class and Advisor Class share classes)
Mid/Large Cap Value
(Investor Class, Institutional Class and Advisor Class share classes)
All Cap Value
(Investor Class, Institutional Class and Advisor Class share classes)

PFPC DISTRIBUTORS, INC.

By:	/s/ Bruno DiStefano

Name:	Bruno DiStefano

Title:	VP

CRM MUTUAL FUND TRUST

By:	/s/ Carlos Leal

Name:	Carlos Leal

Title:	CFO